FIRST ADDENDUM TO LEASE DATED 2/15/88
                                 By and Between
                    MIC FOUR POINTS, A CALIFORNIA PARTNERSHIP
                                       and
                             SUTTER BIOMEDICAL, INC.


This Addendum amends the above-described Lease as follows:

1. RENTABLE AREA OF PREMISES: The building equals 26,950 gross square feet. However, the rent schedule in Paragraph 2 below shall apply to a total square feet as detailed in the following:

                  Months                             Square Feet
                  ------                             -----------
                                            (for rental rate to be applied to)
                    1-24                               $23,950.00
                  25-120                               $26,950.00

         The schedule above details the square footage to be used in calculating rent regardless of actual square footage occupied by Tenant. These square footages are to be adjusted after final space plan is completed. Square footage to be calculated based on BOMA methods for entire building users. For months 1-24, square footage shall be 3,000 square feet less than the adjusted final square footage.

2. RENT: The basic rent as defined in Section 3.1 of the Basic Lease Information and Paragraph 3 of the lease shall be as follows:

                  Months                Rate/Sq. Ft.            Monthly Rent
                  ------                ------------            ------------
                   1-6                     $ .30                $ 7,185.00
                   7-24                    $1.00                $23,950.00
                  25-60                    $1.00                $26,950.00
                  61-96                    $1.17                $31,531.50
                  92-120                   $1.29                $34,765.50

         The Rent for months 7-12 shall accrue and not be due and payable until the 60th month of the Lease term except as otherwise provided as follows: on the first day of the 60th month Landlord will waive the accrued rent referred to above provided that there has bee no prior termination of this lease and the Tenant is not then in default hereunder.

         The parties intend for the Term of this Lease to expire on the last day of a full calendar month. Accordingly, if the Commencement Date is other than on the first day of a full calendar month, thereby causing Paragraph 2.1 to indicate an expiration date other than the last day of a full calendar month, then the Term of this Lease shall be extended until the last day of the full calendar month within which the expiation date otherwise indicated by Paragraph 2.1 falls, and the actual expiration date of the Term of this lease (the "Expiration Date") shall be the last day of such full calendar month.

         * For the purposes of the above detail, month number 1 shall be defined as the first full calendar month during the Term of the Lease. Any rent payable for a partial month before the first full calendar month will be determined on a pro rate basis at the rate of $.83 per square foot.

3. TERM: The Lease shall commence on August 1, 1988, except where Landlord is responsible for delay of completion. A delay of completion by Landlord shall be deemed to have occurred for every day greater than 98 days that elapses between the date permit for Tenant Improvements is issued and given to landlord and the date Certificate of Occupancy is received. Should such delay of completion occur, the Lease Commencement Date shall be extended from August 1, 1988 by the number of days of said delay of completion.
                                                             Initials  CTC DRB

FIRST ADDENDUM TO LEASE
PAGE TWO

4. TENANT IMPROVEMENTS: The Landlord shall enter into a guaranteed maximum price contract with Snyder Langston to construct the tenant improvements per the plan specifications and working drawings that will be mutually approved by Landlord and Tenant. Landlord shall contribute up to, but not to exceed, $18.00 a square foot (per BOMA) towards tenant improvement work. All costs associated with the tenant improvements in excel of this sum shall be amortized and paid to Landlord by Tenant at an interest rate of 17% per annum. The first two dollars ($2.00) of tenant improvement work in excess of $18.00 per square foot shall be amortized over the 120 months of the Lease Term. All tenant improvement work in excess of $20 per square foot shall be amortized over the first 60 months of the Lease Term. Such amortization shall be added to the monthly rent and be due an payable under the same schedule and penalties as those which apply to rent.

         Should the tenant improvement work cost less than $18.00 per square foot, Landlord shall pay to Tenant a share of the savings equal to one-half of all savings. Landlord shall pay 50% of this share before September 1, 1988 and the remainder before November 1, 1988.

6. OPTION TO PURCHASE: So long as Tenant is not in default hereunder, Tenant is granted an Option to Purchase 942 Chesapeake Drive and the associated parcel upon which it is located at the time of such purchase subject to completed and recorded parcelization of the property as presented on page 6 of this First Addendum to Lease. The agreed upon price for the building and property is $145 per gross square foot of building, payable on close of the escrow provided herein. Tenant shall notify Landlord of such exercise on or before, May 1, 1990 (the "Notice"). Within three (3) business days after the giving of said Notice, an escrow shall be opened at Chicago Title Company in San Diego, California, or such other title insurance company as may then be designated by Landlord and reasonably acceptable to Tenant. Escrow shall be deemed open when the title company holds executed escrow instructions, from both Landlord and Tenant. Concurrent with the opening of escrow, Tenant shall deposit $55,000.00 cash or as irrevocable letter of credit in form and from a financial institution reasonably acceptable to Lessor in escrow to be applied to the purchase price, said amount shall be deposited in an interest bearing account, by the title company all interest, earned thereon shall be held in escrow and credited to Tenant.

         Escrow shall close on a date specified by Landlord within one of the following periods: (a) on or after May 15, 1991, but prior to September 15, 1991; or (b) on or after September 15, 1991 but prior to September 15, 1992. Such notice of the closing date shall be given to Tenant and the title company by December 15, 1990.
                                                             Initials  CTC DRB

FIRST ADDENDUM TO LEASE
PAGE THREE


         Landlord shall convey the premises to Tenant free and clear of all monetary encumbrances other than those placed on the premises by Tenant and current taxes and assessments. Landlord shall provide Tenant with a CLTA policy of title insurance upon close of escrow. Escrow expenses shall be allocated amount Landlord and Tenant in accordance with the chosen title company's standard procedures for similar type transactions in San Diego County, California. Total price or property shall be paid to Landlord in cash. Close of escrow shall be deemed to occur on the date the grant deed from Landlord to Tenant is recorded in the office of the San Diego County Recorder.

         If Tenant fails to complete the purchase of the premises after giving the Notice the Parties agree that Seller (Landlord) shall be entitled to the sum of $50,000.00 as liquidated damages, which sum the parties agree is a reasonable sum considering all of the circumstances existing on the data of the Lease, including the relationship of the sum to the range of harm to Seller that reasonably could be anticipated and the anticipation that proof of actual damaged would be costly or inconvenient. In placing their initials at the places provided, each party specifically confirms the accuracy of the statements made above and the fact that each party was represented by counsel who explained the consequences of this liquidated damages provision at the time this Lease was made.
                               Landlord                      Tenant
                          Initials here: DRB          Initial here: CT

         Should Landlord wish to arrange for the sale of the premises by means of a tax-deferred exchange with one or more third parties, Tenant agrees to cooperate in completing said exchange provided that it incurs no expense or liability in addition to that it would have incurred had the transaction been completed as an outright sale to Tenant.

         In addition, Tenant acknowledged Landlord's right o set up CC&R's and appropriate easements which would govern over the entire Project, this building inclusive.

         If escrow fails to close due to Lessor's fault, Tenant shall have all deposits made by it into escrow, and all interest earned thereon, returned to it in full.

7. SALE OF PROPERTY OR TRANSFER OF TITLE: Notwithstanding any provisions of Article 4 of the Lease to the contrary, the term "Taxes" shall not include any increase in real property taxes attribute solely to a transfer in title to the Building during the term of the Lease to a party other than the Tenant (a "Non-Tenant Transfer"). The foregoing shall not be construed so as to exclude from the definition of "Taxes" any increases in real property taxes allocable to the Building as a result of a reappraisal for any reason other than the Non-Tenant Transfer.

8. FIRST RIGHT TO PURCHASE: Effective May 1, 1990, during the Term of the Lease, Tenant has a one time Right of First Refusal to purchase the building. If there shall be an immediate prospect to purchase the building, Landlord shall give Tenant written notice thereof specifying the terms of such a sale. On receipt of such notice, and provided Tenant shall have the option of purchasing the building at the terms offered by the Prospect. Tenant's Right of First Refusal shall be exercised by written notice from Tenant to Landlord, given within five
         (5) business days after receipt of notice from the Landlord. The failure of the Tenant to exercise this option in the time period specified shall be conclusively deemed a Waiver of Tenants's first Right to Purchase for the remainder of the Lease Term.
                                                             Initials  CTC DRB

FIRST ADDENDUM TO LEASE
PAGE FOUR


9. ASSIGNMENTS: Not withstanding the provisions of Section 12.3 of the Lease, Landlord hereby grants to Tenant the right to assign this Lease or to subject the Premises in whole or in part to any entity controlled by; controlling or under common ownership with Tenant so long as: (i) Tenant provides Landlord with prior written notice of the identity and notice address of such assignee or subtenant and, (ii) such assignee or subtenant complies with the use provisions set forth in section 6 of this Lease.

10. DESTRUCTION: In the event that the damage as referred to in Section 16 of the Lease renders the building untenantable, Landlord shall inform Tenant within 60 days of Landlord's intent to repair the damage or not. If that repair or reconstruction is not concluded within a period of one hundred eight (180) days from date of damage, the Lease may be terminated by Tenant without penalty.

11. SECURITY DEPOSIT: Landlord shall refund to Tenant any balance of the security deposit in excel of twenty thousand dollars ($20,000) at the conclusion of the third year of the Lease, provided the Tenant is not currently and never has previously been in default of the Lease.

12. FIRST RIGHT OF REFUSAL: Landlord grants solely to Sutter Biomedical, Inc., while it is the Tenant, the Right of First Refusal on any vacant, second generation space in the adjacent building, 9475 Chesapeake Drive, during the Term of the Lease. Sutter Biomedical, Inc. shall respond in writing to Landlord within five (5) business days after a receipt of a written proposal from the Landlord offering the vacant second generation space.

13. SIGNAGE: Landlord shall provide Tenant with exclusive signage rights on the Building commonly known as 9425 Chesapeake Drive. The specifications of such signage shall include: a) letters shall be no more than two (2) feet in height, b) the signage will incorporate the company name logo including the underline characteristic, c) the signage will conform tot he Sutter Biomedical, Inc. corporate blue color, d) signage shall be permitted on the north and east sides of the building, e) illumination of the sign shall be permitted, and the consideration of back lighting shall not be excluded, and f) signage shall be located on the Building at the location to be specified by Tenant. In addition, Landlord shall provide Tenant with shared rights on the monument sign in front of 9425 Chesapeake Drive. The name Sutter Biomedical, Inc. and the name Smith Laboratories, Inc. Shall receive preferential display at the top of any listing placed upon the monument sign. Said monument signage shall be located at the location to be designated and mutually agreed to by Landlord and Tenant and Tenant signage shall be constructed and installed at Tenant's expense in accordance with plans and specifications to be approved by Landlord.

14. MISCELLANEOUS: Except as expressly provided hereinabove, all other terms and conditions of the Lease shall apply herein and remain in full force and effect. In the event of any conflict between the terms of this Addendum to Lease and those of the Lease the First Addendum to Lease, the terms of this Addendum will be deemed to have superseded those of the Lease and the First Addendum to Lease and exclusively will govern the matter in question.
                                                             Initials  CTC DRB

FIRST ADDENDUM TO LEASE
PAGE FIVE


IN WITNESS WHEREOF, this Addendum to Lease is duly executed as of the day and year first hereinabove written.


LANDLORD                                          TENANT
MIC FOUR POINTS,                                  SUTTER BIOMEDICAL, INC.
a California limited partnership


By: /s/ D. Ron Beal                               By: /s/ Charles T. Cashion
  -----------------------------                     --------------------------
By its Managing General Partner                     President

March 31, 1988                                      March 25, 1988
-------------------------------                   ----------------------------
Date                                              Date

                                [PARCEL DIAGRAM]